Firstar Corporation and Mercantile Bancorporation Merger Completed

MILWAUKEE and ST. LOUIS--(BUSINESS WIRE)--Sept. 20, 1999--The merger of Firstar Corporation (NYSE:FSR - news) and Mercantile Bancorporation Inc. (NYSE:MTL - news) was officially completed this morning at 12:01 a.m. EDT, Monday, September 20, 1999. The combined companies will now be called "Firstar Corporation" and its common stock will trade on the New York Stock Exchange under the ticker symbol "FSR." This announcement was made by Jerry A. Grundhofer, president and chief executive officer of Firstar Corporation.

This transaction creates the second largest Midwest banking franchise, providing a full line of consumer banking, commercial banking and trust and investment management services and products to more than 5 million customers through its approximately 1,200 branch locations in nine Midwest states and Tennessee, Arkansas, Florida and Arizona. The combined company will become the 14th largest bank holding company in the United States, with assets of more than $74 billion.

Grundhofer commented, "We are pleased to welcome Firstar's newest customers, employees and shareholders to our organization. The merging of these two first-class banks creates a leading provider of financial services in the Midwest region, with the ability to offer greater financial strength, a broader range of products and services, stronger technology and greater efficiency to our customers and communities. This merger provides unmatched economic benefits for shareholders and will position Firstar strategically to operate on a new and higher level of banking going forward. In the coming months, we look forward to introducing our new customers in St. Louis, Kansas City and Little Rock, and those in other important markets in Missouri, Kansas, Arkansas, Iowa, Illinois and Kentucky, to Firstar. We are excited about being able to offer our new customers our Five Star Service Guarantee, 24-Hour Banking System and other industry-leading financial services and products available at Firstar."

Firstar's corporate headquarters remain in Milwaukee, with St. Louis being the headquarters for corporate banking and Cincinnati, Ohio, continuing as the headquarters for consumer banking. In addition to "guaranteed service," customers of Firstar will now have access to approximately 1,200 full-service branch locations, more than 2,000 ATM's, a broad range of electronic banking, PC banking and Internet banking products and services.

Grundhofer, Firstar's president and chief executive officer, will continue in that position. Thomas H. Jacobsen, Mercantile's chairman, president and chief executive officer, who will be based in St. Louis, is now chairman of the board of Firstar and will co-chair the board's executive committee with Grundhofer. Roger L. Fitzsimonds, Firstar's current chairman, has announced plans to retire and has been named chairman emeritus. Firstar Corporation's board of directors, which includes Grundhofer and Jacobsen, is comprised of the following members:
Victoria B. Buyniski, John C. Dannemiller, David B. Garvin, J. P. Hayden, Jr., Roger L. Howe, David B. O'Maley, O'dell M. Owens, M.D., Thomas E. Petry, Joe F. Hladky, Sheldon B. Lubar, Daniel F. McKeithan, Jr., John J. Stollenwerk, William
W. Wirtz, Frank Lyon, Jr., Craig D. Schnuck and Patrick T. Stokes.

Firstar Corporation will be a $74 billion bank holding company with approximately 1,200 full-service banking offices in Ohio, Wisconsin, Missouri, Kentucky, Iowa, Illinois, Kansas, Indiana, Arkansas, Minnesota, Tennessee, Arizona and Florida. Firstar offers a full complement of banking, trust, investment, insurance, securities brokerage and other financial services. Firstar Corporation is the parent company of Firstar Finance, a consumer finance company and Firstar Investment Research & Management Company, LLC (FIRMCO), an investment advisory firm. Visit Firstar on the web at www.firstar.com. Firstar was founded in 1853.

Contact:

     Firstar Corporation
     Steve Dale (Media), 414/765-4455
     Joe Messinger (Analysts), 414/765-5235